Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Funding of Litigation Escrow Account

SAN FRANCISCO, CA, April 6, 2011 – Visa Inc. (NYSE:V) today announced that on March 31, 2011, it had deposited $400 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, the $400 million deposit has the effect of a repurchase by the Company of 5,419,273 shares of class A common stock at approximately $73.81 per share, on an as-converted basis, by reducing the as-converted class B common stock share count from 125,253,161 to 119,833,888. The deposit and price per share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 8-day pricing period from March 25, 2011, through April 5, 2011. As a result of the deposit, the conversion rate applicable to the Company’s class B common stock has decreased from 0.5102 to 0.4881 as of March 31, 2011.

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Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com